RADIENT PHARMACEUTICALS CORPORATION

FINAL ADDENDUM TO NOTE AND WARRANT PURCHASE AGREEMENT
DATED:  APRIL 8, 2010

This Addendum to Note and Warrant Purchase Agreement is executed this 12th day of April, 2010 with reference to the following facts:

A.
 Radient Pharmaceuticals Corporation (‘RPC’) is conducting a ”Second Closing” of its offering of  12% Convertible Notes and Warrants.  On March 22, 2010, RPC sold one $925,000 Principal Amount of the 12% Convertible Notes and issued 1,100,000 Warrants to ISP Holdings, LLC.  (the  “First Closing”) and in connection with the Second Closing, RPC has received executed Note and Warrant Purchase Agreements (‘Purchase Agreement’) and a wire transfer of funds from each named person or entity below  (‘Purchaser’).

Investor	Amount Paid	Principal Amount of Notes	Number of Warrants

B.	RPC desires to clarify that the exercise price of the Warrants is $0.38 per Warrant.

C.	Each Purchaser received an identical Purchase Agreement which provided in Section 14 as follows:

“14.           NYSE AMEX 19.99% CAP.  The parties understand that the issuance of the Common Stock upon conversion of the Note or exercise of the Warrant may be or may become subject to Rule 713 which requires stockholder approval prior to the issuance of additional shares under certain circumstances. Accordingly, in the event (i) the Buyer attempts to convert the Note or exercise the Warrant prior to the Company’s receipt of such shareholder approval and (ii) such conversion or exercise would require the company to issue in excess of 19.99% of the Company’s outstanding Common Stock on the Closing Date, then the Company shall not be obligated to issue to the Buyer any shares that would be in excess of the 19.99% Cap until required approvals are obtained from the stockholders and NYSE Amex; provided, however, that in the event that rule 713 or other applicable NYSE Amex Rules do not apply, then the Company shall issue all requested shares in accordance with the terms and conditions Transaction Documents.”

D.	RPC desires to clarify the language and import of Section 14 and Purchaser is acknowledging the agreements below in confirming Purchaser’s Agreement to purchase the Securities.

Now therefore it is agreed as follows:

1.	Explanation of Clarification of 19.99% CAP in Section 14 of the Purchase Agreement with the Purchasers in the Second Closing.

At the time of the First Closing, the Purchaser in the First closing, ISP Holdings, LLC , became entitled to purchase a maximum of approximately 3,103,000 under the 12% Convertible Note and 1,100,000 shares under its Warrant, for a total of approximately 4,203,000 shares based on the number of then outstanding shares of RPC Common Stock.  At the time of the Second Closing, the maximum number of shares that can be issued without stockholder and NYSE Amex approval under the First Closing and the Second Closing is approximately 5,403,000 shares based on the number of shares outstanding as of the Second Closing, but 4,203,000 of those potentially issuable shares are reserved for ISP Holdings, LLC in the First closing.  However, no representation is made that the NYSE Amex will agree that this is the number of shares that will be approved for listing, as no application for listing has been made by RPC as yet and no informal approval of allowable number of shares that may be issued under the 19.99% Cap has been requested or obtained.   Thus, until stockholder and NYSE Amex approval is obtained, each Purchaser in the Second Closing  cannot be sure how many shares of Common Stock may be issuable on conversion of each Purchaser’s Note or  exercise of each Purchaser’s Warrant, and until stockholder approval and NYSE Amex approval is obtained, such Purchaser may not be able to convert any portion of the Note or exercise any part of the Warrant or may only be entitled to convert a small portion of the principal amount of the Note and/or exercise a portion of the Warrant based on the ratio that the aggregate number of shares of Common Stock issuable on conversion of each Purchaser’s Note and or exercise of each Purchaser’s Warrant bears to the total of the number of aggregate shares issuable on conversion of all the Purchasers’ notes and issuable on exercise of all of the Purchaser’s Warrants from the First Closing and the Second Closing.  For example, if a Purchaser invests $200,000 in the Second Closing and the total amount invested by all Purchasers in the Second Closing, , and the total number of shares issuable on conversion of all Notes and on exercise of all Warrants from the First Closing and the Second Closing combined totals 14,003,000 shares, then, assuming the NYSE Amex approves the listing application for a total of 14,003,000 shares, the Purchaser so affected would only be entitled to convert or exercise the Securities held by such Purchaser into 81,818 shares, representing his proportion of the shares available as approved by NYSE Amex for listing after reserving 4,203,000 shares for issuance to ISP Holdings, LLC from the First Closing, unless and until stockholder approval and listing approval by the NYSE Amex was obtained for additional shares according to the following formula and analysis:

Approximate Number of Shares Issuable to ISP Holdings, LLC in First Closing	4,203,000
Approximate Number of Shares Issuable Without Stockholder and NYSE Amex approval	900,000
$200,000 Purchaser’s individual percentage of Second Closing	9.09%
Maximum Number of Shares issuable without stockholder and NYSE Amex Approval	81,818 shares

2.	Amendment to Section 14 of the Purchase Agreement.
Section 14 is hereby amended to read in its entirety as follows:

“14.         NYSE AMEX 19.99% CAP.  The parties understand that the issuance of the Common Stock upon conversion of the Note or exercise of the Warrant may is subject to Rule 713 which requires stockholder approval prior to the issuance of additional shares under certain circumstances. Accordingly, in the event (i) any Buyer in the Second Closing attempts to convert the Note or exercise the Warrant prior to the Company’s receipt of such stockholder approval and NYSE Amex approval and (ii) such conversion or exercise would require the Company to issue in excess of 19.99% of the Company’s outstanding Common Stock to any Buyer in  the Second Closing at any time after the Second Closing Date (after reserving 4,203,000 shares for issuance to ISP Holdings, LLC from the First Closing), then the Company shall not be obligated to issue to any Buyer any shares that would be in excess of the 19.99% Cap until required approvals are obtained from the stockholders and NYSE Amex; provided, however, that in the event that rule 713 or other applicable NYSE Amex Rules do not apply, then the Company shall issue all requested shares in accordance with the terms and conditions Transaction Documents.”

3.	No Agreement Until Addendum is signed by RPC and Purchasers; Deadline.
There is no binding or effective Purchase Agreement between RPC or any Purchaser until this Addendum is signed by each Party.  If any Purchaser does not execute and deliver this Addendum by Fax or other transmission to RPC by 5:00 PST on Monday, April 12 2010, then any funds received by RPC will be returned in full and any alleged subscription for Securities shall be deemed cancelled.

4.	Confirmation of Purchase.
Purchaser hereby confirms Purchaser’s purchase of the Securities.

5.	Definition of “Second Closing Date”
“Second Closing Date” is added to the Purchase Agreement and replaces all references to “Closing Date.”  Second Closing Date means April 8, 2010.

6.	Calculation of Warrant Exercise Price
Notwithstanding any oral representation to the contrary, the actual calculation of the Warrant exercise price based upon 105% of the 5-day VWAP prior to the Second Closing date is $0.38 per share. All purchasers understand and acknowledge that any other price that may have been orally communicated to them and was incorrectly computed did not reflect the formula as set forth in the Transaction Documents.

In witness whereof the parties have executed this Addendum as of the date first above written.

RPC
Radient Pharmaceuticals Corporation

By:
Douglas C. MacLellan, CEO

Investor	Signature